Exhibit 10.3

EXECUTION COPY

RESTRICTIVE COVENANT—COVENANT NOT TO COMPETE

This Agreement is made on 9-14, 2007, between Gregory Kenwood Gaines, (“Selling Equityholder”), and VCG Holding Corp. (“Purchaser”), collectively referred to as the “Parties”.

Recitals

This Agreement is made with reference to the following facts, circumstances, and objectives:

A.                                   Gregory Kenwood Gaines has been associated with a certain adult business as shareholder known as Platinum Plus, located in Portland, Maine.

B.                                     Gregory Kenwood Gaines as owner of all (or substantially all) of the issued and outstanding shares of the capital common stock of KenKev, Inc. a South Carolina Company and KenKevII, Inc, a Maine Company, has agreed that Company shall sell to Purchaser all of the interest of the business operated under the name of Platinum Plus (the “Business”) at 200 Riverside Street, Portland, Maine (the “Location”).

C.                                     The Parties have consented that to enable Purchaser to conduct a profitable business, it would be of genuine and material consideration to Purchaser for Selling Equityholder to agree that he  shall not directly or indirectly engage in a Competing Business for a Reasonable Period of Time within a Geographic Area determined by the Parties to be the market area of Company, in which such good will may exist.

D.                                    As additional consideration for this Agreement, Purchaser, including its subsidiaries and affiliates have agreed not to compete with Selling Equityholder in certain markets.

E.                                      The Parties have determined that such an Agreement would not be prohibited or void under the law because its only objective is to protect the value of each others business, including those purchased for valuable consideration and good faith and without any intent to establish a monopoly.

Agreement

1.  Definitions.

1.1  Competing Business. Any business, trade, or operation similar to the Business.

1.2  Reasonable Period of Time. A period of time commencing on the closing date and terminating three (3) years after the Effective Date.

1.3  Determined Geographic Area. A radius of 50 miles from the Location and as set forth below.

1.4  Effective Date. 9-14, 2007

2.  Covenant Not to Compete. Seller Equityholder shall, directly or indirectly, or through agent compete with the Buyer, for a period of 3 years and a radius of 50 miles from the Location.

In addition, in order to induce Seller to enter into the Purchase and Sale agreement, VCG agrees not to compete with Seller Equityholder for a period of three years in any area within 50 miles of any existing businesses of Seller Equityholder or in any market which Seller Equityholder has a controlling interest, except for Florida. A listing of all such business is attached as Addendum A to this Agreement. Seller Equityholder has granted VCG a first right of refusal on the sale of such businesses as consideration for this provision.

In addition and as additional consideration for this Agreement, for a Reasonable Period of Time, neither Buyer nor Seller will operate within fifty (50) miles of a present or future location of the other, however, any Large Metropolitan Area and the State of Florida are excluded. For purposes of this Agreement, the term “Large Metropolitan Area” shall include all metropolitan markets with a population of more than 3 million persons in terms of overall population in the metropolitan area and includes all present locations where either Seller Equityholder or VCG presently operates.

3.  Consideration. The Consideration is set forth in a purchase agreement dated this same date and as set forth in this Agreement.

4.  Default The Parties agree that a breach of the Covenant could cause economic harm to the other which may be difficult to precisely measure in terms of money damages. To protect and enable each party to fully realize the benefit of the business and good will being acquired, each party agrees that in the event of a breach in the Covenant either party may proceed in the circuit court or any other tribunal having equitable jurisdiction over the other party to obtain any appropriate equitable remedies, including but not limited to ex parte restraining orders and injunctive orders during litigation and following judgment; in addition to all other remedies provided by law or in equity for the breach of the Covenant.

5.  Notice. All notices and payments given under this Covenant shall be either personally delivered or mailed by first-class mail, postage prepaid, addressed to the Respective parties at the addresses set forth in the notice provision of the Purchase Agreement, or to any other address that each Party may designate in writing in conformance with the terms of this paragraph.

6.  Miscellaneous.

6.1  Entire Agreement. This Agreement sets forth the entire understanding of the Parties.

6.2  Amendment. This Agreement may not be changed except by a written document executed by the Parties. This agreement shall be interpreted in accordance with the law of the state in which enforcement is sought.

6.3  Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, successors, administrators, personal representatives, and assigns.

The Parties have executed this Agreement on the dates set forth below. This Agreement is effective as of the Effective Date.

PURCHASER

Dated:	9-14-07	By: /s/	Troy Lowrie
VCG HOLDING CORP
By: Troy Lowrie
Its: CEO

GREGORY KENWOOD GAINES

Dated:	9-14-07	By: /s/	Gregory Kenwood Gaines

ADDENDUM A

For Seller Equityholder

Greenville, South Carolina

Columbia, South Carolina